Exhibit 2.1

ASSET PURCHASE AGREEMENT

AMONG

BEASLEY FM ACQUISITION CORPORATION,

BEASLEY BROADCASTING OF NEVADA, LLC,

WAEC LICENSE LIMITED PARTNERSHIP, KJUL LICENSE LLC

AND

SILVER STATE BROADCASTING LLC

DATED AS OF MAY 27, 2009

TABLE OF CONTENTS

Article 1 ASSETS TO BE CONVEYED		1
1.1	Closing	1
1.2	Transfer of Assets	1
1.3	Excluded Assets	3

Article 2 PURCHASE PRICE		3
2.1	Purchase Price	3
2.2	Payment of Purchase Price	4
2.3	Allocation of Purchase Price	4
2.4	Prorations	4

Article 3 ASSUMPTION OF OBLIGATIONS		4
3.1	Assumption of Obligations	4
3.2	Limitation	5

Article 4 REPRESENTATIONS AND WARRANTIES OF SELLER		5
4.1	Organization and Standing	5
4.2	Authorization and Binding Obligation	5
4.3	Absence of Conflicting Agreements or Required Consents	5
4.4	Absence of Litigation	6
4.5	FCC Authorizations	6
4.6	Title to and Condition of Personal Property	6
4.7	Assumed Contracts	6
4.8	Leased Real Property	7
4.9	Compliance With Laws	7
4.10	Environmental Matters	7
4.11	Intellectual Property	8
4.12	Taxes	8
4.13	Bankruptcy	8
4.14	UCC Financing Statements	9
4.15	Insurance	9
4.16	Broker’s Fees	9
4.17	Tower Registration	9

Article 5 REPRESENTATIONS AND WARRANTIES OF BUYER		9
5.1	Organization and Standing	9
5.2	Authorization and Binding Obligation	9
5.3	Absence of Conflicting Agreements or Required Consents	9
5.4	Absence of Litigation	10
5.5	FCC Qualifications	10
5.6	Broker’s Fees	10
5.7	Bankruptcy	10

Article 6 GOVERNMENTAL CONSENTS		10
6.1	FCC Application	10
6.2	Other Governmental Consents	11

Article 7 COVENANTS		11
7.1	Conduct of Business	11
7.2	Access	12
7.3	Notification	12
7.4	Pre-Closing Efforts	12
7.5	Risk of Loss	13
7.6	Confidentiality	13
7.7	Further Assurances	13
7.8	Third-Party Consents	13
7.9	Sublease	13
7.10	Transmitter	13

Article 8 CONDITIONS PRECEDENT		14
8.1	To Buyer’s Obligations	14
8.2	To Seller’s Obligations	14

Article 9 DOCUMENTS TO BE DELIVERED AT THE CLOSING		15
9.1	Documents to be Delivered by Seller	15
9.2	Documents to be Delivered by Buyer	15

Article 10 INDEMNIFICATION; SURVIVAL		16
10.1	Seller’s Indemnities	16
10.2	Buyer’s Indemnities	16
10.3	Procedure for Indemnification	17
10.4	Limitations	18
10.5	Survival of Representations, Warranties and Covenants	18
10.6	Sole Remedy	18

Article 11 TERMINATION RIGHTS		19
11.1	Termination	19
11.2	Effect of Termination	19

Article 12 REMEDIES UPON DEFAULT; SPECIFIC PERFORMANCE		20
12.1	Default by Seller; Specific Performance	20
12.2	Default by Buyer	20

Article 13 OTHER PROVISIONS		20
13.1	Transfer Taxes and Expenses	20
13.2	Benefit and Assignment	21
13.3	Entire Agreement; Schedules; Amendment; Waiver	21
13.4	Headings	21

ii

13.5	Computation of Time	21
13.6	Governing Law; Waiver of Jury Trial	22
13.7	Attorneys’ Fees	22
13.8	Severability	22
13.9	Notices	22
13.10	Counterparts	23
13.11	1031 Exchange	23

Article 14 DEFINITIONS		23
14.1	Defined Terms	23
14.2	Miscellaneous Terms	26

iii

ASSET PURCHASE AGREEMENT

This Agreement, dated as of May 27, 2009, is by and among Beasley FM Acquisition Corporation, a Delaware corporation, Beasley Broadcasting of Nevada, LLC, a North Carolina limited liability company, WAEC License Limited Partnership, a Delaware limited partnership and KJUL License LLC, a North Carolina limited liability company (referred to herein collectively as (“Seller”), and Silver State Broadcasting LLC, a Nevada limited liability company (“Buyer”).

Seller owns and operates the following radio broadcast stations (the “Stations”) pursuant to certain licenses, authorizations and approvals issued by the Federal Communications Commission (the “FCC”):

KBET(AM), Winchester, NV (Facility ID # 136292) (“KBET”)

KCYE(FM), North Las Vegas, NV (Facility ID # 19062) (“KCYE”)

KFRH(FM), Boulder City, NV (Facility ID # 57281 (“KFRH”)

Seller desires to sell and assign and Buyer desires to acquire substantially all of the assets used in the operation of KBET and certain assets used in the operation of KCYE and KFRH as set forth herein.

Therefore, the parties agree as follows:

ARTICLE 1

ASSETS TO BE CONVEYED

1.1 Closing. Subject to Section 11.1 (Termination Rights), the closing (the “Closing”) of the sale and purchase of the Assets shall take place on a date agreed upon by Buyer and Seller within five business days after all of the conditions specified in Sections 8.1 and 8.2 hereof have been fulfilled (or waived by the party entitled to waive such condition). The Closing shall be held in the offices of Lerman Senter P.L.L.C., 2000 K Street, N.W., Washington, D.C., at 10:00 a.m., local time, or at such other place, time or date as Buyer and Seller may otherwise agree in writing.

1.2 Transfer of Assets. At the Closing, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to the following assets (the “Assets”). The Assets shall be delivered without any representation or warranty by Seller except as expressly set forth in this Agreement, and Buyer acknowledges that it has not relied on or been induced to enter into this Agreement by any representation or warranty other than those expressly set forth in Article 4 hereof. The Assets shall be conveyed to Buyer free and clear of all Liens, except as otherwise expressly provided in this Agreement. The Assets shall not include any items identified as Excluded Assets in Section 1.3 below.

(a) Licenses and Authorizations. All of the FCC Licenses issued with respect to KBET and KCYE, all translators used by or relating to KBET and KCYE, and all of those FCC Licenses listed and described on Schedule 1.2(a) attached hereto, and all applications therefor, together with any renewals or extensions thereof and additions thereto.

(b) Tangible Personal Property. All interests of Seller as of the date of this Agreement in all of the equipment, electrical devices, antennas, cables, fixtures, hardware, tools, spare parts, and other tangible personal property owned by seller, which is listed and described on Schedule 1.2(b) attached hereto, and any additions and improvements thereto between the date of this Agreement and the Closing Date (collectively, the “Tangible Personal Property”).

(c) Contracts and Leases. (i) Those Contracts and real property Leases used in connection with the business and operation of the Stations that are listed and described on Schedule 1.2(c) attached hereto; (ii) Time Sales Agreements; (iii) Trade Agreements; and (iv) Miscellaneous Agreements, to the extent that such Contracts referenced in subsections (ii), (iii) and (iv) relate to the operation of KBET and KFRH (the “Assumed Contracts”).

(d) all of Seller’s rights in and to all registered and unregistered trademarks, trade names, service marks, franchises, copyrights, including registrations and applications for registration of any of them, jingles, logos, slogans, licenses, patents, Internet domain names, Internet URLs, Internet web sites, content and databases, permits and privileges, and other intangible property rights and interests applied for, issued to or owned by Seller for use in the conduct of the business and operation of KBET and KFRH, which are listed in Schedule 1.2(d), and including the call letters “KBET” and “KFRH”, together with any additions thereto between the date hereof and the Closing Date (the “Intellectual Property”);

(e) (f) all files, records, and logs relating to the operation of KBET and KFRH, including, without limitation, the public inspection files, filings with the FCC related to KBET, KYCE FCC Licenses, or the Intellectual Property of KFRH, all technical information and engineering data relating to KBET and KCYE; and copies of all written Contracts to be assigned hereunder; and

(f) all rights under manufacturers’ and vendors’ warranties as exist at Closing and which relate to any of the Assets,

The assets to be transferred to Buyer hereunder are hereinafter collectively referred to as the “Assets.” The Assets shall be transferred to Buyer free and clear of any debts, liens, or encumbrances of any kind or nature, except for Permitted Liens.

1.3 Excluded Assets. The Assets shall not include any of the following (the “Excluded Assets”):

(a) Seller’s books and records as pertain to the organization, existence or capitalization of Seller, and duplicate copies of such records as are necessary to enable Seller to prepare and file tax returns and reports;

(b) all cash, cash equivalents or similar type investments of Seller, such as certificates of deposit, Treasury bills, and other marketable securities on hand and/or in banks;

(c) all accounts receivable for cash for services performed or provided by Seller prior to the Closing Date (the “Accounts Receivable”);

(d) all Contracts of insurance;

(e) all pension, profit sharing or cash or deferred (Section 401(k)) plans and trusts and the assets thereof and any other employee benefit plan or arrangement and the assets thereof, if any;

(f) any FCC authorizations for KFRH;

(g) the KFRH transmitter site, tower and transmission equipment and all other KFRH assets except for certain KFRH Intellectual Property included in the Assets;

(h) the KCYE auxiliary transmitter site;

(i) Seller’s studio and any and all of Seller’s studio equipment, fixtures, business machines and furniture used in the operation of the Stations; Seller’s rights in and to the KCYE call letters; Seller’s rights in and to the trademarks, trade names, service marks, copyrights, programs and programming material, jingles, slogans, logos, domain names, websites and other intangible property which is used or held for use in the operation of KCYE;

(j) any equipment, personal property, real property or intellectual property owned by Seller or an affiliate or Seller that is not used exclusively by the Stations; and

(k) and the items identified as Excluded Assets on Schedule 1.3.

ARTICLE 2

PURCHASE PRICE

2.1 Purchase Price. As consideration for the Assets, Buyer shall pay Seller Fifteen Million Two Hundred Fifty Thousand Dollars ($15,250,000).

2.2 Payment of Purchase Price. Upon the execution and delivery of this Agreement by Buyer and Seller, Buyer shall pay, by wire transfer of immediately available funds, One Million Dollars ($1,000,000) (the “Escrow Deposit”) to Bergner & Co. (“Escrow Agent”) to be held pursuant to the terms and conditions of an escrow agreement of even date herewith by and among Buyer, Seller, and Escrow Agent substantially in the form of Exhibit A hereto (“Escrow Agreement”). At the Closing, Buyer and Seller shall jointly instruct Escrow Agent to pay the Escrow Deposit to Seller, and any interest accumulated thereon, to Buyer. At the Closing, Buyer shall pay the balance of the Purchase Price by wire transfer of immediately available federal funds to an account at a bank or financial institution pursuant to wire instructions that Seller shall deliver to Buyer at least three (3) business days prior to the Closing Date.

2.3 Allocation of Purchase Price. Buyer and Seller will allocate the Purchase Price as reasonably determined by Buyer and in accordance with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”). Buyer and Seller each further agrees to file its federal income tax returns and its other tax returns reflecting such allocation.

2.4 Prorations.

(a) All expenses arising from the use and ownership of the Assets shall be prorated between Buyer and Seller as of 12:01 a.m. local time, on the Closing Date (the “Effective Time”) in accordance with generally accepted accounting principles consistently applied. Such prorations shall include, without limitation, all ad valorem and other property taxes (but excluding taxes arising by reason of the transfer of the Station Assets as contemplated hereby, which shall be paid as set forth in Section 13.1 of this Agreement), deposits, utility expenses, liabilities and obligations under all Assumed Contracts, rents and similar prepaid and deferred items and all other expenses attributable to the ownership and operation of the Assets. To the extent not known, real estate taxes shall be apportioned on the basis of taxes assessed for the preceding year, with a reapportionment as soon as the new tax rate and valuation can be ascertained.

(b) Three (3) business days prior to the Closing, Seller shall deliver to Buyer a preliminary list of any items to be prorated pursuant to Section 2.4 and, to the extent feasible, such prorations and adjustments shall be mutually agreed upon by Seller and Buyer and made at the Closing. In the event Buyer and Seller do not reach a final agreement on such prorations and adjustments at the Closing, Buyer and Seller shall complete the proration process within 60 days after the Closing.

ARTICLE 3

ASSUMPTION OF OBLIGATIONS

3.1 Assumption of Obligations. At the Closing, Buyer shall assume and undertake to pay, satisfy or discharge (a) the liabilities, obligations and commitments arising or accruing on and after the Effective Time under the Assumed Contracts, and (b) except as set forth herein, the liabilities, obligations and commitments arising from or relating to the ownership of the Assets on and after the Effective Time.

3.2 Limitation. Except as set forth in Section 3.1, Buyer expressly does not, and shall not, assume or be deemed to assume, under this Agreement or otherwise by reason of the transactions contemplated hereby, any liabilities, obligations or commitments of Seller of any nature whatsoever, including, without limitation, (a) any obligations or liabilities under any contract, lease or agreement relating to the Stations (other than the Assumed Contracts), (b) any claims or pending litigation or proceedings relating to the operation of the Stations prior to the Closing, (c) any insurance policies of Seller, (d) any obligations or liabilities arising under capitalized leases or other financing agreements, (e) any obligations or liabilities of Seller under any employee pension, retirement, health and welfare or other benefit plans, (f) any liability for any taxes attributable to the Assets or the operations of the Stations prior to Closing, or (g) any obligations or liabilities caused by, arising out of, or resulting from any action or omission of Seller prior to the Closing.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

4.1 Organization and Standing Each Seller is duly formed, validly existing and in good standing under the laws of the State of its organization, and has all necessary power and authority to own, lease and operate the Assets and to carry on the business of the Stations that it owns, leases or operates.

4.2 Authorization and Binding Obligation. Each Seller has all necessary power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Seller and constitutes its valid and binding obligation enforceable against such Seller in accordance with its terms.

4.3 Absence of Conflicting Agreements or Required Consents. Except as set forth in Schedule 4.3 and Article 6 (Governmental Consents), the execution, delivery and performance of this Agreement by Seller: (a) do not and will not violate any provisions of any Seller’s organizational documents; (b) do not and will not require the consent or approval of or any filing with any third party or governmental authority; (c) do not and will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority; and (d) do not and will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination or acceleration of or result in a breach of the terms, conditions or provisions of, or constitute a default under any agreement, lease, instrument, license or permit to be included in the Assets.

4.4 Absence of Litigation. There is no claim, litigation, arbitration or proceeding pending or, to Seller’s knowledge, threatened, before or by any court, governmental authority or arbitrator that seeks to enjoin or prohibit, that questions the validity of, or that might materially hinder or impair Seller’s performance of its obligations under this Agreement. There are no actions, suits, investigations or proceedings pending or, to Seller’s knowledge, threatened against or affecting the Assets, in any court or before any arbitrator, or before or by any governmental department, commission, bureau, board, agency or instrumentality, domestic or foreign.

4.5 FCC Authorizations

(a) Schedule 1.2(a) contains a true and complete list of the FCC Licenses, and there are no other licenses, permits or other authorizations from the FCC required for the lawful operation of KBET or KCYE in the manner it is presently operated. The FCC Licenses are valid and in full force and effect. All required FCC regulatory fees with respect to the FCC Licenses have been paid. The FCC Licenses have been issued for full terms expiring on October 1, 2013, and the FCC Licenses are not subject to any condition except for conditions shown on the face of the FCC Licenses, applicable to radio broadcast licenses generally or otherwise disclosed in Schedule 1.2(a).

(b) Except as set forth in Schedule 1.2(a), to Seller’s knowledge, there are no applications, petitions, complaints, proceedings or other actions pending or threatened before the FCC relating to the Stations, other than proceedings affecting the radio broadcasting industry generally.

4.6 Title to and Condition of Personal Property. Seller has good and marketable title to the Personal Property free and clear of all Liens, other than Permitted Liens. Except for Personal Property that is obsolete or no longer used in the operation of the Stations, and except as set forth in Schedule 1.2(b), the Personal Property is in good operating condition and repair, subject to ordinary wear and tear. To Seller’s knowledge, the Personal Property is operated in material compliance with the rules and regulations of the FCC and all other applicable federal, state and local statues, ordinances, rules and regulations.

4.7 Assumed Contracts.

(a) Schedule 1.2(c) lists all Contracts relating to the Stations as of the date of this Agreement except for (i) Time Sales Agreements; (ii) Contracts included in the Excluded Assets; (iii) Contracts and other employment arrangements with employees of the Stations, which are not being assumed by Buyer; and (iv) Contracts entered into in the ordinary course of business of the Stations requiring payment by Seller of no more than $1,000 in any one case and no more than $20,000 in the aggregate (“Miscellaneous Agreements”).

(b) Seller has delivered to Buyer true and complete copies of all written Contracts (or materially complete descriptions of oral contracts and group contracts) listed on Schedule 1.2(c). Except as set forth in Schedule 1.2(c), all Assumed Contracts are valid, binding and enforceable by Seller in accordance with their respective terms, except as limited by laws affecting creditors’ rights or equitable principles generally. Seller has complied in all material respects with all Assumed Contracts. To Seller’s knowledge, no other contracting party is in material default under any of the Assumed Contracts. Except as set forth in Schedule 1.2(c), Seller has full legal power and authority to assign its rights under the Assumed Contracts to Buyer in accordance with this Agreement on terms and conditions no less favorable than those in effect on the date hereof, and such assignment will not require the consent of any third party or affect the validity, enforceability and continuity of any of the Assumed Contracts.

4.8 Leased Real Property.

(a) Except for Seller’s studio with respect to the Stations and auxiliary tower site for KCYE (which are not being conveyed to Buyer), Scheduled 1.2(c) includes a description of all real property leased by Seller and used or held for use in connection with the business and operation of KBET and KCYE and included in the Assets (collectively, the “Leased Real Property”).

(b) The Leased Real Property and all of the buildings, towers, antennas, fixtures and improvements owned or leased by Seller and located on the Leased Real Property, (i) are in good operating condition and repair (reasonable wear and tear excepted), (ii) comply, as to Seller’s uses, in all material respects with applicable zoning laws and the building, health, fire and environmental protection codes of all applicable governmental jurisdictions, (iii) have no known structural defects, and (iv) are adequate and suitable for the purposes for which they are presently being used.

(c) Seller has delivered to Buyer true and complete copies of the written leases constituting the Leased Real Property (collectively, the “Leases”). Seller has valid leasehold interests in the Leased Real Property described in the Leases listed in Schedule 1.1(c), free and clear of all Liens other than Permitted Liens. Each such lease provides sufficient access to the Station’s facilities without need to obtain any other access rights. Except as indicated in Schedule 1.2(c), no third-party consent or approval is required for the assignment of any such lease to Buyer, or for the consummation of the Transactions contemplated hereby.

4.9 Compliance With Laws. To Seller’s knowledge, Seller has complied in all material respects with, and is not in violation of any federal, state or local laws, regulations or orders relating to the operation of the Stations.

4.10 Environmental Matters. To Seller’s knowledge, and except as disclosed on Schedule 4.10, and except for ordinary quantities of properly stored Hazardous Substances or Hazardous Wastes found in consumer or commercial products that are used in the normal course of broadcast station operations, including grounds and building operation and maintenance,

(a) All aboveground and underground storage tanks (including the piping servicing same) containing a Hazardous Substance or Hazardous Waste and located on or serving the Leased Real Property are in compliance with Environmental Laws and are not leaking or otherwise discharging Hazardous Substances or Hazardous Waste therefrom;

(b) Seller has not received any notice of violation, lien, complaint, suit, order or other notice or communications concerning any alleged violation of any Environmental Law (“Environmental Notice”) with respect to Seller’s use of the Leased Real Property, which has not been fully satisfied and complied with in a timely fashion;

(c) Seller has all material permits and licenses required under any Environmental Law to be issued to it by any governmental authority on account of any or all of its activities on any of the Leased Real Property and is in compliance with the terms and conditions of such permits and licenses; any and all such permits and licenses are in full force and effect; and no change in facts or circumstances reported or assumed in the application for or granting such permits or licenses exists.

4.11 Intellectual Property. Schedule 1.2(d) lists all Intellectual Property applied for, issued to or owned by Seller for use in the operation of KBET and KFRH, or under which Seller is licensed or franchised, except for Intellectual Property included in the Excluded Assets, all of which rights and interests are issued to or owned by Seller, or if licensed or franchised to Seller, are valid and uncontested. Seller has delivered to Buyer copies of all documents, if any, establishing such rights, licenses or other authority. There is no pending or, to the best of Seller’s knowledge, threatened proceeding or litigation affecting or with respect to the Intellectual Property.

4.12 Taxes. Seller has duly, timely and in the required manner filed all federal, state, local and foreign income, franchise, sales, use, property, excise, payroll and other tax returns and forms required to be filed, and has paid in full or discharged all taxes, assessments, excises, interest, penalties, deficiencies and losses required to be paid. As of the time of filing, such returns were true, complete and correct in all material respects. There are no governmental investigations or other legal, administrative, or tax proceedings pending, or to the best of Seller’s knowledge, threatened pursuant to which Seller is or could be made liable for any taxes, penalties, interest, or other charges, the liability for which could extend to Buyer as assignee of the Assets or could result in a Lien on any of the Assets.

4.13 Bankruptcy. No insolvency proceedings of any character, including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller or any of the Assets, are pending or, to the best of Seller’s knowledge, threatened, and Seller has not made any assignment for the benefit of creditors or taken any action which would constitute the basis for the institution of such insolvency proceedings.

4.14 UCC Financing Statements. All of the Assets are and have been located in the State of Nevada following their acquisition by Seller and except as listed in Schedule 4.14 no party has filed a deed of trust, mortgage or UCC financing statement with respect to the Assets.

4.15 Insurance. The Assets are insured against loss, damage, or injury in amounts customary in the broadcast industry.

4.16 Broker’s Fees. Neither Seller nor any person or entity acting on Seller’s behalf has agreed to pay a commission, finder’s fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity.

4.17 Tower Registration. To Seller’s knowledge, the height and location of any towers included with the Assets are properly registered with the FCC and the Federal Aviation Administration (“FAA”), and the actual tower height and location comply with and correspond to the current height and location authorized by the FCC, FAA, and any other governmental authority, including any federal, state or local authority having jurisdiction over the towers.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

5.1 Organization and Standing. Buyer is (a) a limited liability company duly formed, validly existing and in good standing under the laws of its state of formation; (b) is qualified to do business as a foreign corporation and is in good standing in the states where it operates; and (c) has all necessary corporate power and authority to own, lease, operate and carry on the business related to the Assets on and after the Closing Date.

5.2 Authorization and Binding Obligation. Buyer has all necessary power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and constitutes its valid and binding obligation enforceable against Buyer in accordance with its terms.

5.3 Absence of Conflicting Agreements or Required Consents. Except as set forth in Article 6, the execution, delivery and performance of this Agreement by Buyer: (a) do not and will not violate any provision of Buyer’s organizational documents; (b) do not and will not require the consent of any third party or governmental authority; (c) do not and will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority; and (d) do not and will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination or acceleration of or result in a breach of the terms, conditions or provisions of, or constitute a default under any agreement, lease, instrument, license or permit to which Buyer is now subject (to the extent such agreement, lease, instrument, license or permit affects Buyer’s ability to assume the Assets).

5.4 Absence of Litigation. There is no claim, litigation, arbitration or proceeding pending, or to the Buyer’s knowledge, threatened, before or by any court, governmental authority or arbitrator, that seeks to enjoin or prohibit, that questions the validity of, or that might materially hinder or impair Buyer’s performance of its obligations under this Agreement.

5.5 FCC Qualifications. Buyer has no knowledge of any facts that would prevent Buyer from being qualified under the Communications Act of 1934, as amended, and the rules and regulations of the FCC to be the assignee of the FCC Licenses. Buyer is financially qualified to consummate the transactions contemplated by this Agreement.

5.6 Broker’s Fees. Neither Buyer nor any person or entity acting on its behalf has agreed to pay a commission, finder’s fee, or similar payment in connection with this Agreement, to any person or entity other than to Bergner & Co., whose fees Buyer shall pay.

5.7 Bankruptcy. No insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Buyer or any of its affiliates are pending or threatened, and neither Buyer nor any of its affiliates has made an assignment for the benefit of creditors or taken any action in contemplation of or which would constitute the basis for the institution of such insolvency proceedings.

ARTICLE 6

GOVERNMENTAL CONSENTS

6.1 FCC Application.

(a) The assignment of the FCC Licenses as contemplated by this Agreement is subject to the prior consent and approval of the FCC. Between the date of this Agreement and the Closing, Buyer shall not directly or indirectly control the operation of the Station.

(b) No later than five (5) business days after the date of this Agreement, Buyer and Seller shall each prepare and jointly file a complete and grantable FCC Application. Seller and Buyer shall thereafter prosecute the FCC Application in good faith and with all reasonable diligence and otherwise use their best efforts to obtain the grant of the FCC Application as expeditiously as practicable. If reconsideration or judicial review is sought with respect to the FCC Consent, the party or parties affected shall vigorously oppose such efforts for reconsideration or judicial review; provided, however, that nothing herein shall be construed to limit either party’s right to terminate this Agreement pursuant to Article 11 (Termination Rights).

(c) All FCC filing or grant fees shall be shared equally by Buyer and Seller. Each party shall otherwise bear its own costs and expenses (including the fees and disbursements of its counsel) in connection with the preparation of the portion of the FCC Application to be prepared by it and in connection with the processing and defense of the FCC Application.

6.2 Other Governmental Consents. Promptly following the execution of this Agreement, the parties shall prepare and file with the appropriate governmental authorities any other requests for approval or waiver that are required from other governmental authorities in connection with the transactions contemplated hereby and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such requests for approval or waiver and all proceedings necessary to secure such approvals and waivers. Each party shall bear its own costs and expenses in connection with the preparation of any filings, documents or requests to be prepared by it in order to obtain such governmental consents, approvals or waivers and in connection with any prosecution or defense by it of such filings, documents or requests.

ARTICLE 7

COVENANTS

7.1 Conduct of Business.

Between the date of this Agreement and the Closing, except as expressly permitted by this Agreement or with the prior written consent of Buyer, which shall not be unreasonably withheld, Seller shall:

(a) comply in all material respects with all laws, rules and regulations applicable to or relating to the ownership and operation of the Stations;

(b) not sell, assign, lease or otherwise transfer or dispose of any of the Assets except for non-material sales or leases in the ordinary course of business or items which are being replaced by assets of equal or superior kind, condition or value;

(c) maintain the Assets in customary repair, maintenance and condition, replace all items of equipment at time intervals consistent with prior practice, and repair or replace (subject to Section 7.5 (Risk of Loss)) any asset that may be damaged or destroyed with items of equal or greater value and utility;

(d) not enter into any material contract relating to KBET or KFRH except in the ordinary course of business that would result in aggregate liability of greater than $20,000 on Buyer following Closing or amend or terminate or waive any right under a contract relating to KBET or KFRH that would be binding upon Buyer after Closing except in the ordinary course of business and not create, assume or permit to exist any Lien upon the Assets which would impose liability greater than $20,000 in the aggregate except for Permitted Liens. Without limiting the foregoing in any way the parties acknowledge that Seller is in the process of converting the format of KBET to sports/brokered programming and that Seller will enter into time brokerage agreements for certain programming;

(e) not waive any material right relating to the Assets;

(f) maintain any existing insurance policies on the Assets; and

(g) not take any action that is inconsistent with its obligations under this Agreement or that could hinder or delay the consummation of the transactions contemplated by this Agreement.

(h) not introduce any material change with respect to the operation of KBET or KFRH including, without limitation, any material changes in the broadcast hours of KBET or KFRH or any other material change in the programming policies of KBET or KFRH, except such changes implemented by Seller in its sole discretion, exercised in good faith after consultation with Buyer. The parties acknowledge that Seller is in the process of changing the format of KBET to sports/brokered programming.

7.2 Access. Between the date hereof and the Closing Date, Seller shall give, upon prior reasonable notice, Buyer or representatives of Buyer (including consultants and advisors) reasonable access to the Stations and the Assets. It is expressly understood that, pursuant to this Section 7.2, Buyer, at its sole expense, shall be entitled to make such engineering and other inspections of the Assets as Buyer may desire, so long as such inspection does not unreasonably interfere with Seller’s operation of the Stations in Seller’s reasonable judgment.

7.3 Notification. Between the date of this Agreement and the Closing Date, Seller shall promptly notify Buyer of (a) any pending or, to its knowledge, threatened litigation, arbitration or administrative proceeding that seeks to revoke, cancel, rescind, materially modify or fail to renew in the ordinary course any of the FCC Licenses or that challenges the transactions contemplated hereby, including any challenges to the FCC Application; (b) the issuance of any order to show cause, notice of violation, notice of apparent liability or notice of forfeiture with respect to the Assets; or (c) the submission, to Seller’s knowledge, of any material complaint against the Stations or Seller with respect to the Assets.

7.4 Pre-Closing Efforts. Between the date of this Agreement and the Closing, each party shall use reasonable efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the obligations of the other party to consummate the sale and purchase under this Agreement. Neither party shall take any action which is materially inconsistent with its obligations under this Agreement or that would materially hinder or delay the consummation of the transactions contemplated by this Agreement. In particular, neither party shall take any action that would result in its disqualification to hold the FCC Licenses or in any way delay grant of the FCC Application or consummation of the transactions contemplated by this Agreement. Should either party become aware of any such fact or circumstance, such party shall promptly inform the other.

7.5 Risk of Loss. The risk of loss or damage to the Assets prior to the Effective Time shall be upon Seller. Seller shall repair, replace and restore any damaged or lost item of Personal Property to its prior condition as soon as possible and in no event later than the Effective Time, unless such damage was immaterial or such item was obsolete and unnecessary for the continued operation of the Stations consistent with past practice. If Seller is unable or fails to repair, restore or replace a lost or damaged item required to be repaired or replaced by Seller prior to the Closing, Seller shall reimburse Buyer for the cost of the repair, restoration or replacement of such item reasonably incurred by Buyer after the Closing.

7.6 Confidentiality. Buyer and Seller shall each keep confidential all information obtained by it with respect to the other in connection with this Agreement, except where such information is known or available through other lawful sources or where its disclosure is required in accordance with applicable law. If the transactions contemplated hereby are not consummated for any reason, Buyer and Seller shall return to the other, without retaining a copy thereof, any schedules, documents or other written information, including all financial information, obtained from the other in connection with this Agreement and the transactions contemplated hereby.

7.7 Further Assurances. Seller and Buyer shall cooperate and take such actions, and execute such other documents, at the Closing or subsequently, as may be reasonably requested by the other in order to carry out the provisions and purposes of this Agreement.

7.8 Third-Party Consents. Seller shall use commercially reasonable efforts to obtain the consent of any third party necessary for the assignment to Buyer of any Assumed Contract to be assigned hereunder.

7.9 Sublease. At the Closing, the parties shall execute a mutually agreeable sublease, pursuant to which Seller shall sublease to Buyer certain space in its studio facilities at 1515 East Tropicana Avenue, Suite 800, for a period of six months following Closing upon receipt of consent from Seller’s landlord (the “Sublease”).

7.10 Transmitter. Prior to Closing, Seller shall purchase a new transmitter for KCYE as described in Schedule 7.10, and shall convey such transmitter to Buyer at Closing. The parties agree that Seller shall be responsible for delivering the transmitter to the KCYE transmitter site but that Buyer shall be responsible for installation of the transmitter following Closing.

ARTICLE 8

CONDITIONS PRECEDENT

8.1 To Buyer’s Obligations. The obligations of Buyer hereunder are, at its option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

(a) Bring Down of Representations and Warranties. All representations and warranties made by Seller in this Agreement shall be true and complete in all material respects on and as of the Closing Date (except to the extent they expressly relate to an earlier time, in which case they shall have been true and correct only as of such earlier time, and except for changes expressly permitted or contemplated by the terms of this Agreement) as if made on and as of that date.

(b) Performance of Covenants. All of the terms, covenants and conditions to be complied with and performed by Seller under this Agreement on or prior to Closing Date shall have been complied with or performed in all material respects.

(c) FCC Consent. The FCC Consent shall have been obtained without any material adverse conditions other than those that are customarily imposed by the FCC on broadcast licenses, and shall be effective.

(d) No Injunction. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated by this Agreement in accordance with its terms.

(e) Deliveries. Seller shall have made or stand willing to make all deliveries required under Section 9.1.

8.2 To Seller’s Obligations. The obligations of Seller hereunder are, at its option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

(a) Bring Down of Representations and Warranties. All representations and warranties made by Buyer in this Agreement shall be true and complete in all material respects on and as of the Closing Date (except to the extent they expressly relate to an earlier time, in which case they shall have been true and correct only as of such earlier time, and except for changes expressly permitted or contemplated by the terms of this Agreement) as if made on and as of that date.

(b) Performance of Covenants. All of the terms, covenants and conditions to be complied with and performed by Buyer under this Agreement on or prior to the Closing Date shall have been complied with or performed in all material respects.

(c) FCC Consent. The FCC Consent shall have been obtained and shall be effective.

(d) No Injunction. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated by this Agreement in accordance with its terms.

(e) Deliveries. Buyer shall have made or stand willing to make all the deliveries required under Section 9.2 and shall have paid or stand willing to pay the Purchase Price as provided in Section 2.2.

ARTICLE 9

DOCUMENTS TO BE DELIVERED AT THE CLOSING

9.1 Documents to be Delivered by Seller. At the Closing, Seller shall deliver to Buyer the following:

(a) a certificate of an officer and of Seller, dated the closing Date, in form and substance reasonably satisfactory to Buyer, certifying to the fulfillment of the conditions set forth in Sections 8.2 hereof;

(b) instruments of conveyance and transfer, in form and substance reasonably satisfactory to counsel to Buyer, effecting the sale, transfer, assignment and conveyance of the Assets to Buyer, including, but not limited to, the following:

(i) an assignment of the FCC Licenses;

(ii) an assignment of the Assumed Contracts;

(iii) a bill of sale for all Tangible Personal Property;

(iv) an assignment of the Leased Real Property;

(v) an assignment of the Asset Purchase Agreement to Exeter 1031 Exchange Services, LLC.

(c) the Sublease

(d) UCC Termination Statements with respect to Liens which have been placed of record on the Assets; and

(e) such other documents as may reasonably be requested by Buyer’s counsel.

9.2 Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver to Seller the following:

(a) a certificate of an officer of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, certifying to the fulfillment of conditions specified in Section 8.2 hereof;

(b) an instrument, in form and substance reasonably satisfactory to Seller and its counsel, pursuant to which Buyer assumes the obligations, liabilities and commitments as provided in Section 3.1;

(c) immediately available wire transferred federal funds as provided in Section 2.2;

(d) the Sublease; and

(e) such other documents as may reasonably be requested by Seller’s counsel.

ARTICLE 10

INDEMNIFICATION; SURVIVAL

10.1 Seller’s Indemnities. From and after the Closing, Seller shall indemnify, defend, and hold harmless Buyer and its affiliates and their respective directors, officers, employees, and representatives, and the successors and assigns of any of them, from and against, and reimburse them for, all claims, damages, costs and expenses, including, without limitation, interest, penalties, court costs and reasonable attorneys’ fees and expenses (“Claims”), resulting from:

(a) Seller’s ownership or operation of the Assets prior to the Closing Date;

(b) any liabilities of Seller not assumed by Buyer under this Agreement;

(c) the failure of Seller to perform its obligations under this Agreement;

(d) any untrue representation, breach of warranty, or nonfulfillment of any covenant by Seller contained herein or any certificate, document, or instrument delivered to Buyer hereunder; and

(e) interest at the Prime Rate on any reimbursable expense or loss incurred by Buyer from the date of payment, in the case of a reimbursable expense, and from the date of incurrence, in the case of any other losses, until the date of reimbursement by Seller.

10.2 Buyer’s Indemnities. From and after the Closing, Buyer shall indemnify, defend and hold harmless Seller and its affiliates and their respective directors, officers, employees, and representatives, and the successors and assigns of any of them, from and against, and reimburse them for, all Claims resulting from:

(a) the ownership or operation of the Assets from and after the Closing Date;

(b) the failure of Buyer to perform any of its obligations under this Agreement;

(c) any untrue representation, breach of warranty, or nonfulfillment of any covenant by Buyer contained herein or any certificate, document, or instrument delivered to Seller hereunder; and

(d) Interest at the Prime Rate on any reimbursable expense or loss incurred by Seller from the date of payment, in the case of a reimbursable expense, and from the date of incurrence, in the case of any other losses, until the date of reimbursement by Buyer.

10.3 Procedure for Indemnification. The procedure for indemnification shall be as follows:

(a) The party seeking indemnification under this Article 10 (the “Claimant”) shall give notice to the party from whom indemnification is sought (the “Indemnitor”) of any claim, whether solely between the parties or brought by a third party, reasonably specifying (i) the factual basis for the claim, and (ii) the amount of the claim if then known. If the claim relates to an action, suit or proceeding filed by a third party against Claimant, notice shall be given by Claimant within fifteen (15) days after written notice of the action, suit or proceeding was given to Claimant. In all other circumstances, notice shall be given by Claimant within thirty (30) days after Claimant becomes, or should have become, aware of the facts giving rise to the claim. Notwithstanding the foregoing, Claimant’s failure to give Indemnitor timely notice shall not preclude Claimant from seeking indemnification from Indemnitor if Claimant’s failure has not materially prejudiced Indemnitor’s ability to defend the claim or litigation.

(b) With respect to claims between the parties, following receipt of notice from the Claimant of a claim, the Indemnitor shall have thirty (30) days to make any investigation of the claim that the Indemnitor deems necessary or desirable. For the purposes of this investigation, the Claimant agrees to make available to the Indemnitor and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnitor cannot agree as to the validity and amount of the claim within the 30-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate legal remedy.

(c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification hereunder, the Indemnitor shall have the right at its own expense to participate in or assume control of the defense of the claim with counsel reasonably acceptable to Claimant, and the Claimant shall cooperate fully with the Indemnitor, subject to reimbursement for reasonable expenses incurred by the Claimant as the result of a request by the Indemnitor. If the Indemnitor elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of the claim at its own expense. If the Indemnitor does not elect to assume control or otherwise participate in the defense of any third party claim, Claimant may, but shall have no obligation to, defend or settle such claim or litigation in such a manner as it deems appropriate, and in any event Indemnitor shall be bound by the results obtained by the Claimant with respect to the claim (by default or otherwise) and shall promptly reimburse Claimant for the amount of all expenses (including the amount of any judgment rendered), legal or otherwise, incurred in connection with such claim or litigation. The Indemnitor shall be subrogated to all rights of the Claimant against any third party with respect to any claim for which indemnity was paid.

10.4 Limitations.

(a) Neither Seller nor Buyer shall have any obligation to the other party for any matter described in Section 10.1 or Section 10.2, as the case may be, except upon compliance by the other party with the provisions of this Article 10, particularly Section 10.3.

(b) Neither party shall be required to indemnify the other party under this Article 10 unless (i) written notice of a claim under this Article 10 was received by the party within the pertinent survival period specified in Section 10.5 and (ii) unless and until the aggregate amount of claims against the party to which the other party (as a Claimant) is entitled to be indemnified under this Agreement exceeds $25,000, and then only for the excess over $25,000. Neither party shall have any liability to the other party under any circumstances for special, consequential, punitive or exemplary damages, and in no event shall Seller’s total liability to Buyer under this Agreement exceed the amount of the Purchase Price.

10.5 Survival of Representations, Warranties and Covenants. The representations and warranties, covenants, indemnities and other agreements contained in this Agreement or in any certificate, delivered pursuant to this Agreement are and will be deemed and construed to be continuing covenants, indemnities and agreements and shall survive the Closing for a period of one (1) year after the Closing Date (the “Survival Period”). No claim may be brought under this Agreement unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the last day of the Survival Period. In any event such notice is given, the right to indemnification with respect thereto shall survive the Survival Period until such claim is finally resolved and any obligations thereto are fully satisfied. Any investigation by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty, covenant or agreement contained herein.

10.6 Sole Remedy. After the Closing, subject to Section 12.1, the right to indemnification under this Article 10 shall be the exclusive remedy of any party in connection with any breach or default by another party under this Agreement.

ARTICLE 11

TERMINATION RIGHTS

11.1 Termination

(a) This Agreement may be terminated by either Buyer or Seller, if the party seeking to terminate is not in material default or breach of this Agreement, upon written notice to the other, upon the occurrence of any of the following:

(i) if the other party is in material breach of this Agreement;

(ii) if there shall be in effect any judgment, final decree or order that would prevent or make unlawful the Closing or if the FCC shall have released a hearing designation order requiring a formal hearing on the FCC Application;

(iii) if the Closing has not occurred by March 31, 2010 (the “Upset Date”).

(b) This Agreement may be terminated by Buyer in its sole discretion by written notice delivered to Seller no later than September 30, 2009, if the Closing has not occurred by September 13, 2009.

(c) This Agreement may be terminated by mutual written consent of Buyer and Seller.

(d) If either party believes the other to be in breach or default of this Agreement, the non-defaulting party shall, prior to exercising its right to terminate under Section 11.1(a)(i), provide the defaulting party with notice specifying in reasonable detail the nature of such breach or default. Except for a failure to pay the Purchase Price, the defaulting party shall have ten (10) days from receipt of such notice to cure such default; provided, that if the breach or default is due to no fault of the defaulting party and is incapable of cure within such 10-day period, the cure period shall be extended as long as the defaulting party is diligently and in good faith attempting to effectuate a cure. A right to cure shall not apply to Buyer’s failure to pay the Purchase Price, which shall be a default under this Agreement. Nothing in this Section 11.1 shall be interpreted to extend the Upset Date.

11.2 Effect of Termination.

(a) In the event of termination of this Agreement pursuant to Section 11.1, this Agreement (other than Section 7.6 (Confidentiality), which shall remain in full force and effect) shall forthwith become null and void, and no party hereto (nor any of their respective affiliates, directors, officers or employees) shall have any liability or further obligation, except as provided in this Article 11 and in Article 12; provided, that nothing in this Section 11.2 shall relieve any party from liability for any breach of this Agreement.

(b) In the event of termination of this Agreement for any reason, other than as a result of breach or default by Buyer, Buyer shall be entitled to immediate return of the Escrow Deposit.

ARTICLE 12

REMEDIES UPON DEFAULT; SPECIFIC PERFORMANCE

12.1 Default by Seller; Specific Performance. If Seller breaches or defaults in its obligations under this Agreement, Buyer may pursue any legal or equitable remedies available to it and shall be entitled to obtain from Seller court costs and reasonable attorneys’ fees and expenses incurred by it in enforcing its rights hereunder in accordance with Section 13.7. Seller recognizes that, in the event Seller defaults in the performance of its obligations under this Agreement, monetary damages alone will not be adequate. In such event, Buyer shall be entitled to obtain specific performance of the terms of this Agreement. As a condition to seeking specific performance, Buyer shall not be required to have tendered the Purchase Price specified in Article 2 of this Agreement, but shall be ready, willing and able to do so.

12.2 Default by Buyer. If the transactions contemplated by this Agreement are not consummated as a result of Buyer’s default of this Agreement or wrongful failure to close hereunder, and Seller is not also in material breach hereunder, Seller shall be entitled to payment of One Million Dollars ($1,000,000) as liquidated damages in full settlement of any damages of any nature or kind that Seller may suffer or allege to suffer as the result thereof. It is understood and agreed that the amount of liquidated damages represents Buyer’s and Seller’s reasonable estimate of actual damages and does not constitute a penalty. Recovery of liquidated damages under this Section 12.2 shall be the sole and exclusive remedy of Seller against Buyer for breach of or failure to consummate this Agreement and shall be applicable regardless of the actual amount of damages sustained. In addition, Seller shall be entitled to obtain from Buyer court costs and reasonable attorneys’ fees incurred by it in enforcing its rights hereunder in accordance with Section 13.7, plus interest at the Prime Rate on the amount of any judgment obtained against Buyer from the date of default until the date of payment of the judgment. As a condition to obtaining liquidated damages, Seller shall not be required to have tendered the Assets but shall be required to demonstrate that it is willing and able to do so and to perform its other closing obligations in all material respects.

ARTICLE 13

OTHER PROVISIONS

13.1 Transfer Taxes and Expenses. All recordation, documentary, excise, sales or use taxes or fees imposed on this transaction shall be split between Seller and Buyer. Except as otherwise provided in this Agreement, each party shall be solely responsible for and shall pay all other costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.

13.2 Benefit and Assignment.

(a) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither Buyer nor Seller may assign its rights under this Agreement without the prior written consent of the other party hereto.

(b) Notwithstanding anything above to the contrary, Buyer may, without Seller’s consent, assign any or all of its rights but not its obligations under this Agreement to any “qualified intermediary” as defined in Treas. Reg. Sec. 1.1031(k) 1(g)(4) or to any exchange accommodation titleholder as described in Revenue Procedure 2000-37 (“EAT”) (but any such assignment shall not relieve Buyer of its obligations under this Agreement or increase liability or obligations or result in additional expense). Seller shall cooperate with all reasonable requests of Buyer, as the case may be, and the qualified intermediary or EAT in arranging and effecting the deferred like-kind exchange as one which qualifies under Section 1031 of the Code. Without limiting the generality of the foregoing, Buyer shall pay the Purchase Price (or such portion thereof as is designated in writing by the qualified intermediary) to or on behalf of the qualified intermediary at Closing and Seller shall convey the Station Assets (or such portion thereof as is designated in writing by the qualified intermediary) to or on behalf of the qualified intermediary at Closing.

13.3 Entire Agreement; Schedules; Amendment; Waiver. This Agreement, and any exhibits and schedules hereto, embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein. Any matter that is disclosed in a Schedule hereto in such a way as to make its relevance to the information called for by another Schedule readily apparent shall be deemed to have been included in such other Schedule, notwithstanding the omission of an appropriate cross-reference. No amendment, waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought. No failure or delay on the part of Buyer or Seller in exercising any right or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

13.4 Headings. The headings set forth in this Agreement are for convenience only and shall not control or affect the meaning or construction of the provisions of this Agreement.

13.5 Computation of Time. If after making computations of time provided for in this Agreement, a time for action or notice falls on Saturday, Sunday or a Federal holiday, then such time shall be extended to the next business day.

13.6 Governing Law; Waiver of Jury Trial. The construction and performance of this Agreement shall be governed by the law of the State of Nevada without regard to its principles of conflict of law. BUYER AND SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING IN ANY WAY TO THIS AGREEMENT, INCLUDING ANY COUNTERCLAIM MADE IN SUCH ACTION OR PROCEEDING, AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE DECIDED SOLELY BY A JUDGE. Buyer and Seller hereby acknowledge that they have each been represented by counsel in the negotiation, execution and delivery of this Agreement and that their lawyers have fully explained the meaning of the Agreement, including in particular the jury-trial waiver. Any question of doubtful interpretation shall not be resolved by any rule providing for interpretation against the party who causes the uncertainty to exist or against the drafter of this Agreement.

13.7 Attorneys’ Fees. In the event of any dispute between the parties to this Agreement, Seller or Buyer, as the case may be, shall reimburse the prevailing party for its reasonable attorneys’ fees and other costs incurred in enforcing its rights or exercising its remedies under this Agreement. Such right of reimbursement shall be in addition to any other right or remedy that the prevailing party may have under this Agreement.

13.8 Severability. If any term or provision of this Agreement, or the application thereof to any person or circumstance shall, to any extent be held invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

13.9 Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing, addressed to the following addresses, or to such other address as any party may request:

If to Seller:

Beasley FM Acquisition Corp.

Suite 200

3033 Riviera Drive

Naples, FL 34103

Attention: Caroline Beasley

Facsimile: 239-434-8950

With a copy to:

Lerman Senter PLLC

2000 K Street, NW, Suite 600

Washington, DC 20006-1809

Attention: Sally A. Buckman, Esq.

Facsimile: 202-293-7783

If to Buyer:

Silver State Communications, LLC

73733 Fred Waring Drive

Suite 201

Palm Desert, CA 02260

Attention: Edward Stolz

Facsimile: 760-883-5850

With a copy to:

Squire, Sanders & Dempsey L.L.P.

1201 Pennsylvania Avenue, NW

Washington, DC 20004

Attention: Bruce A. Olcott, Esq.

Facsimile: 202-626-6615

Any such notice, demand or request shall be deemed to have been duly delivered and received (a) on the date of personal delivery, or (b) on the date of transmission, if sent by facsimile (but only if a hard copy is also sent by overnight courier), or (c) on the date of receipt, if mailed by registered or certified mail, postage prepaid and return receipt requested, or (d) on the date of a signed receipt, if sent by an overnight delivery service, but only if sent in the same manner to all persons entitled to receive notice or a copy.

13.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

13.11 1031 Exchange. Seller agrees to cooperate with Buyer as reasonably requested by Buyer to assist Buyer in consummating a tax deferred exchange under Section 1031 of the Internal Revenue Code of 1986, and the comparable provisions of applicable state law.

ARTICLE 14

DEFINITIONS

14.1 Defined Terms. Unless otherwise stated in this Agreement, the following terms when used herein shall have the meanings assigned to them below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Accounts Receivable” shall have the meaning set forth in Section 1.2(c).

“Agreement” shall mean this Asset Purchase Agreement.

“Assets” shall have the meaning set forth in Section 1.2.

“Assumed Contracts” shall have the meaning set forth in Section 1.2(c).

“Buyer” shall have the meaning set forth in the preamble to this Agreement.

“Claimant” shall have the meaning set forth in Section 10.3.

“Claims” shall have the meaning set forth in Section 10.1.

“Closing” shall have the meaning set forth in Section 1.1.

“Closing Date” shall mean the date on which the Closing is completed.

“Contracts” shall mean contracts, agreements, commitments and understandings, including Time Sales Agreements, Trade Agreements, leases (including real estate leases), and employment agreements, written or oral, of Seller or to which Seller is a party, relating to the conduct of the business and operation of the Stations.

“Effective Time” shall have the meaning set forth in Section 2.4.

“Environmental Laws” shall mean all now existing applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, policies and similar items of all governmental agencies, departments, commissions, boards, bureaus or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial, administrative and regulatory decrees, judgments and orders relating to the protection of human health or environmental, including, without limitation, the Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), Emergency Planning and Community Right to Know Act, Federal Water Pollution Control Act, National Historic Preservation Act, Resource Conservation and Recovery Act (“RCRA”), Safe Drinking Water Act, the Toxic Substance Control Act (“TOSCA”), and the FCC’s regulations concerning radio frequency radiation.

“Environmental Notice” shall have the meaning set forth in Section 4.10.

“Escrow Agent” shall have the meaning set forth in Section 2.2.

“Escrow Agreement” shall have the meaning set forth in Section 2.2.

“Escrow Deposit” shall have the meaning set forth in Section 2.2.

“Excluded Assets” shall have the meaning set forth in Section 1.3.

“FCC” shall mean the Federal Communications Commission.

“FCC Application” shall mean the application that Seller and Buyer must file with the FCC requesting its consent to the assignment of the FCC Licenses from Seller to Buyer.

“FCC Consent” shall mean the action by the FCC granting the FCC Application.

“FCC Licenses” shall have the meaning set forth in Section 1.2(a).

“Financial Statements” shall have the meaning set forth in Section 4.17.

“Hazardous Substance” shall, in addition to the meaning given to it in CERCLA, mean any flammable explosives, radioactive materials, hazardous waste, toxic substances or related materials, including, without limitation, asbestos, polychlorinated biphenyls, ureas formaldehyde, radon, and any substance defined as or included in the definition of (a) any “hazardous” waste as defined pursuant to the RCRA; (b) any “toxic substance” as defined pursuant to TOSCA; (c) any oil or other petroleum product; and (d) any other substance, pollutant, contaminant, chemical or industrial toxic or hazardous substance or waste, including, without limitation, hazardous materials defined and regulated by any other Environmental Law.

“Hazardous Waste” shall have the meaning set forth in CERCLA or any other Environmental Law.

“Indemnitor” shall have the meaning set forth in Section 10.3.

“Intellectual Property” shall have the meaning set forth in Section 1.2(d).

“KBET” shall have the meaning set forth in the preamble of this Agreement.

“KCYE” shall have the meaning set forth in the preamble of t his Agreement.

“KFRH” shall have the meaning set forth in the preamble of this Agreement.

“Leased Real Property” shall have the meaning set forth in Section 4.8.

“Liens” shall mean mortgages, deeds of trust, liens, security interests, pledges, collateral assignments, conditional sales agreements, leases, encumbrances, claims, or other defects of title, but shall not include Permitted Liens.

“Miscellaneous Agreements” shall have the meaning set forth in Section 4.7.

“Permitted Liens” shall mean (i) liens for current taxes not yet due and payable, (ii) other inchoate liens imposed by law (such as materialman’s, mechanic’s, carrier’s, worker’s and repairman’s liens) arising in the ordinary course of business (provided that such liens are not recorded or enforced against the Assets or do not interfere in any material respect with the use of the Assets as currently used and that Seller remains liable for paying such liens), and (iii) defects in title or other matters that do not materially adversely affect the use of the property in the operation of the Stations as currently operated.

“Prime Rate” shall mean a per annum rate equal to the “prime rate” as published in the Money Rates column of the Eastern Edition of the The Wall Street Journal (or the average of such rates if more than one is indicated).

“Purchase Price” shall have the meaning set forth in Section 2.1.

“Seller” shall have the meaning set forth in the preamble to this Agreement.

“Stations” shall have the meaning set forth in the preamble to this Agreement.

“Tangible Personal Property” shall have the meaning set forth in Section 1.2(b).

“Time Sales Agreements” shall mean Contracts for the sale or sponsorship of broadcast time on the Stations for cash.

“Trade Agreements” shall mean Contracts for advertising time for consideration other than cash.

“Upset Date” shall have the meaning set forth in Section 11.1.

14.2 Miscellaneous Terms. The term “or” is disjunctive; the term “and” is conjunctive. The term “shall” is mandatory; the term “may” is permissive. Masculine terms apply to females; feminine terms apply to males. The term “includes” or “including” is by way of example and not limitation.

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed as of the date first written above.

BEASLEY FM ACQUISITION CORPORATION

By:	/s/ Caroline Beasley
Title:

WAEC LICENSE LIMITED PARTNERSHIP

By:	/s/ Caroline Beasley
Title:

BEASLEY BROADCASTING OF NEVADA LLC

By:	/s/ Caroline Beasley
Title:

KJUL LICENSE LLC

By:	/s/ Caroline Beasley
Title:

SILVER STATE BROADCASTING LLC

By:	/s/ Edward Stoltz
Title:	President